Fifth Street Senior Floating Rate Corp. Appoints

Alexander C. Frank to the Board of Directors

GREENWICH, CT, November 25, 2014 – Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR”) today announced that Alexander C. Frank has been appointed to its Board of Directors, effective November 20, 2014. His appointment brings the number of directors on the Board to seven, four of whom are independent.

“We are delighted to announce the addition of Alex to FSFR’s Board of Directors and believe his appointment continues to strengthen the corporate governance of our growing company,” commented Ivelin M. Dimitrov, Chief Executive Officer, adding, “With more than 30 years of experience in financial and operational infrastructure, including over 15 years in executive positions, we believe that Alex will provide valuable perspective to our Board of Directors.”

Mr. Frank joined Fifth Street in 2011 and currently serves as Chief Operating Officer and Chief Financial Officer of Fifth Street Asset Management Inc. (NASDAQ:FSAM) (“FSAM”). He is also Chief Financial Officer and Chief Risk Officer of the firm’s hedge fund, Fifth Street Opportunities Fund, L.P. Mr. Frank served as Chief Operating Officer of FSFR from November 2013 to July 2014 and previously served as the company’s Chief Financial Officer.

Prior to joining Fifth Street, from 2008 to 2011, Mr. Frank served as Managing Director and Chief Financial Officer of Chilton Investment Company, a global multi-strategy investment manager. Prior to Chilton, Mr. Frank spent 22 years at Morgan Stanley in a variety of capacities, including as Global Head of Institutional Operations.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a rapidly growing credit-focused asset manager with nearly $6 billion in assets under management across multiple public and private vehicles. With a track record of more than 16 years, Fifth Street’s nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion’s Award for “Senior Lender Firm of the Year” and was named both 2013 “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSFR’s website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com